SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Calpine Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[CALPINE LOGO]

CALPINE CORPORATION

50 West San Fernando Street
San Jose, California 95113

NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 23, 2002

      NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders of Calpine Corporation, a Delaware corporation (the “Company”), will be held at Seascape Resort, located at One Seascape Resort Drive, Aptos, California 95003, at 9:00 a.m., Pacific Daylight Time, on May 23, 2002, for the purpose of considering and voting upon the following matters:

1.	To elect two Class III Directors to the Board of Directors, each for a term of three years;

2.	To act upon a proposal to amend the Company’s 1996 Stock Incentive Plan to increase the number of shares of the Company’s Common Stock available for grants of options and other stock-based awards under such plan;

3.	To act upon a proposal to amend the Company’s 2000 Employee Stock Purchase Plan to increase the number of shares of the Company’s Common Stock available for grants of purchase rights under such plan;

4.	To act upon two stockholder proposals regarding (a) the composition of the Company’s Board of Directors and (b) the Company’s stockholder rights plan, in each case if such proposal is presented at the 2002 Annual Meeting of Stockholders;

5.	To ratify the appointment of Deloitte & Touche LLP as independent accountants for the Company for the fiscal year ending December 31, 2002; and

6.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

      These matters are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on March 29, 2002 are entitled to notice of and to vote at the 2002 Annual Meeting of Stockholders and at any and all adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the office of the Secretary of the Company, 50 West San Fernando Street, San Jose, California 95113, for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

      Representation of at least a majority of all outstanding shares of Common Stock of the Company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. Your proxy may be revoked at any time prior to the time it is voted.

      Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors

PETER CARTWRIGHT
Chairman of the Board, President
and Chief Executive Officer

April 16, 2002

San Jose, California

CALPINE CORPORATION

50 West San Fernando Street
San Jose, California 95113

PROXY STATEMENT

FOR THE
2002 ANNUAL MEETING OF STOCKHOLDERS
OF
CALPINE CORPORATION
To be Held on May 23, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      This Proxy Statement is being furnished to the stockholders of Calpine Corporation, a Delaware corporation (“Calpine” or the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the 2002 Annual Meeting of Stockholders of the Company, to be held at 9:00 a.m., Pacific Daylight Time, on May 23, 2002, at Seascape Resort, located at One Seascape Resort Drive, Aptos, California 95003, and at any and all adjournments or postponements thereof. At the 2002 Annual Meeting of Stockholders, the stockholders of the Company are being asked to consider and vote upon (i) the election of two Class III Directors, each for a term of three years on the Board of Directors, (ii) a proposal to amend the Company’s 1996 Stock Incentive Plan to increase the number of shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) available for grants of options and other stock-based awards under such plan, (iii) a proposal to amend the Company’s 2000 Employee Stock Purchase Plan to increase the number of shares of Common Stock available for grants of purchase rights under such plan, (iv) a stockholder proposal regarding the composition of the Company’s Board of Directors, (v) a stockholder proposal regarding the stockholder rights plan adopted by the Company and (vi) the ratification of the appointment of Deloitte & Touche LLP as independent accountants for the Company for the year ending December 31, 2002.

      This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of the Company on or about April 16, 2002. The Company’s 2001 Annual Report to Stockholders, which includes audited financial statements, is being mailed to stockholders of the Company concurrently with this Proxy Statement. Additional copies of the 2001 Annual Report to Stockholders are available without charge upon request. The 2001 Annual Report to Stockholders is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made. Requests for such copies or additional copies should be directed to the Secretary of the Company, 50 West San Fernando Street, San Jose, California 95113.

Record Date, Voting and Quorum

      The close of business on March 29, 2002 was the record date (the “Record Date”) for stockholders entitled to notice of and to vote at the 2002 Annual Meeting of Stockholders. At the close of business on the Record Date, 306,375,187 shares of Common Stock were outstanding.

      Each stockholder will be entitled to one vote per share, in person or by proxy, for each share of Common Stock held in such stockholder’s name as of the Record Date on any matter submitted to a vote of stockholders at the 2002 Annual Meeting of Stockholders. Directors will be elected by a plurality of the votes cast for the election of directors. An affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the meeting is required for approval of each of the items being submitted to the stockholders for a vote at the meeting. On each of the items being submitted to a vote of stockholders, (i) abstentions will be treated as present and entitled to vote and, therefore, will have the effect of a vote against the proposal and (ii) proxies for which a broker, bank or institutional holder does not have discretionary voting authority and has not received voting instructions from the beneficial owner of the shares (“broker non-votes”) will be treated as shares not present and therefore not entitled to vote.

      The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the 2002 Annual Meeting of Stockholders. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

Proxies and Solicitation Costs

      Shares of Common Stock represented by properly executed proxies received in time for voting at the 2002 Annual Meeting of Stockholders will, unless such proxy subsequently is revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions as to how the shares represented thereby are to be voted, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them (i) FOR the election as Class III Directors of the nominees of the Board of Directors, (ii) FOR the amendment of the 1996 Stock Incentive Plan, (iii) FOR the amendment of the 2000 Employee Stock Purchase Plan, (iv) AGAINST the proposal regarding the composition of the Company’s Board of Directors, (v) AGAINST the proposal regarding the stockholder rights plan adopted by the Company and (vi) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent accountants for the Company for the year ending December 31, 2002. No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the 2002 Annual Meeting of Stockholders, but should any other matter requiring a vote of stockholders be properly brought before the 2002 Annual Meeting of Stockholders, it is the intention of the persons named in the enclosed form of proxy to vote all proxies in accordance with their best judgment on such matters.

      This solicitation is being made by the Company. The entire cost of soliciting proxies will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone or electronically by officers and other employees of the Company who will not receive additional compensation for such solicitation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Common Stock, and such persons will be reimbursed for their expenses.

     Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive offices, 50 West San Fernando Street, San Jose, California 95113, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the 2002 Annual Meeting of Stockholders and voting in person. Attendance at the 2002 Annual Meeting of Stockholders will not, by itself, revoke a proxy.

Stockholder Proposals

      Any stockholder proposal intended to be presented at the 2003 Annual Meeting of Stockholders must be received by the Company no later than December 16, 2002 in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. The proposal must be mailed to the Secretary of the Company, 50 West San Fernando Street, San Jose, California 95113. Proposals may be included in the proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission. In order for a stockholder to properly bring an item of business before the 2003 Annual Meeting of Stockholders that is not included in the proxy statement relating to that meeting, notice of the matter must be received by the Company not less than 90 days nor more than 120 days prior to the date of the meeting, except if less than 105 days’ advance notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever occurs earlier.

MATTERS TO BE CONSIDERED AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS

PROPOSAL ONE: ELECTION OF DIRECTORS

General

      The Company’s Bylaws provide that the number of directors that shall constitute the Board of Directors shall not be less than one, with the actual number to be fixed from time to time by resolution of the Board of Directors. The authorized number of directors is currently set at eight. The Company’s Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, with each class having a three-year term. Two seats have been designated as Class III Board seats, with the term of the directors occupying such seats expiring as of the 2002 Annual Meeting of Stockholders. Three seats each have been designated as Class I and Class II Board seats, respectively. The directors elected to Class I will continue to hold office until the 2003 Annual Meeting of Stockholders and until such directors’ successors have been elected and qualified or until their earlier death, resignation or removal. The directors elected to Class II will continue to hold office until the 2004 Annual Meeting of Stockholders and until such directors’ successors have been elected and qualified or until their earlier death, resignation or removal.

      At the 2002 Annual Meeting of Stockholders, the Company intends to nominate Peter Cartwright and Susan C. Schwab for election as Class III Directors. Each of Mr. Cartwright and Ms. Schwab currently serves as a Class III Director. Each would be elected to serve for a three-year term ending at the 2005 Annual Meeting of Stockholders and until their respective successors are elected and qualified or until their earlier death, resignation or removal.

      The proxy holders intend to vote all proxies received by them for each of the nominees for election as a Class III Director unless instructions to the contrary are marked on the proxy. In the event that a nominee is unable or declines to serve as a director at the time of the 2002 Annual Meeting of Stockholders and the Board of Directors designates a replacement nominee, the proxies will be voted for the replacement nominee. As of the date of this Proxy Statement, the Board of Directors is not aware that either nominee is unable or will decline to serve as a director.

      Set forth in the table below is a list of the Company’s directors, together with certain biographical information.

Name	Age	Principal Occupation	Class

Peter Cartwright	72	Chairman of the Board, President and Chief Executive Officer of the Company	III
Ann B. Curtis	51	Executive Vice President, Vice Chairman of the Board and Corporate Secretary of the Company	II
Kenneth T. Derr	65	Retired, Former Chairman and Chief Executive Officer of Chevron Corporation	II
Jeffrey E. Garten	55	Dean of the Yale School of Management	I
Gerald Greenwald	66	Managing Partner, Greenbriar Equity Group	II
Susan C. Schwab	47	Dean of the School of Public Affairs at the University of Maryland	III
George J. Stathakis	71	International Investment Banker	I
John O. Wilson	63	Retired, Former Executive Vice President and Chief Economist, Bank of America	I

Nominees for Class III Directors with Terms Expiring in 2002

      Peter Cartwright founded the Company in 1984 and has since served as a director and as the Company’s President and Chief Executive Officer. Mr. Cartwright became Chairman of the Board of Directors of the Company in September 1996. From 1979 to 1984, Mr. Cartwright was Vice President and General Manager of Gibbs & Hill, Inc.’s Western Regional Office. From 1960 to 1979, Mr. Cartwright worked for General Electric Corporation’s Nuclear Energy Division. His responsibilities included plant construction, project management and new business development. He served on the Board of Directors of nuclear fuel manufacturing companies in Germany, Italy and Japan. Mr. Cartwright was responsible for General Electric’s technology development and licensing programs in Europe and Japan. Mr. Cartwright obtained a Master of Science Degree in Civil Engineering from Columbia University in 1953 and a Bachelor of Science Degree in Geological Engineering from Princeton University in 1952.

      Susan C. Schwab became a director of the Company in January 1997. Dr. Schwab has served as Dean of the School of Public Affairs at the University of Maryland since August 1995. Dr. Schwab served as Director, Corporate Business Development at Motorola, Inc. from July 1993 to August 1995. She also served as Assistant Secretary of Commerce for the U.S. and Foreign Commercial Service from March 1989 to May 1993.

Continuing Class I Directors with Terms Expiring in 2003

      Jeffrey E. Garten became a director of the Company in January 1997. Mr. Garten has served as Dean of the Yale School of Management and William S. Beinecke Professor in the Practice of International Trade and Finance since November 1995. Mr. Garten served as Undersecretary of Commerce of International Trade from November 1993 to October 1995. He was a managing director of The Blackstone Group, an investment banking firm, from October 1990 to October 1992. Prior thereto, Mr. Garten founded and managed The Eliot Group, a small investment bank, from November 1987 to October 1990, and served as managing director of Lehman Brothers from January 1979 to November 1987.

      George J. Stathakis became a director of the Company in September 1996 and has served as a Senior Advisor to the Company since December 1994. Since January 1, 2000, Mr. Stathakis has fulfilled this role as a part-time employee of the Company. Mr. Stathakis has been providing financial, business and management advisory services to numerous corporations since 1985. He also served as Chairman of the Board and Chief Executive Officer of Ramtron International Corporation, an advanced technology semiconductor company, from 1990 to 1994. From 1986 to 1989, he served as Chairman of the Board and Chief Executive Officer of International Capital Corporation, a subsidiary of American Express. Prior to 1986, Mr. Stathakis served 32 years with General Electric Corporation in various management and executive positions. During his service with General Electric, Mr. Stathakis founded the General Electric Trading Company and was appointed its first President and Chief Executive Officer.

      John O. Wilson became a director of the Company in January 1997. Mr. Wilson served as a Senior Research Fellow at the Berkeley Roundtable on the International Economy and as Executive Vice President and Chief Economist of SDR Capital Management from January 1999 through December 2001. Mr. Wilson served as Executive Vice President and Chief Economist at Bank of America from August 1984 to January 1999. He joined Bank of America in June 1975 as Director of Economics-Policy Research. He served as a faculty member at the University of California at Berkeley from September 1979 to June 1991, at the University of Connecticut from September 1974 to June 1975, and at Yale University from January 1967 to September 1970. Mr. Wilson also served as Director of Regulatory Analysis of the U.S. Atomic Energy Commission from April 1972 to October 1972, as Director of Welfare Reform of the Department of Health, Education and Welfare from April 1971 to April 1972, and as Assistant Director of the U.S. Office of Economic Opportunity from August 1969 to April 1971.

Continuing Class II Directors with Terms Expiring in 2004

      Ann B. Curtis has served as Executive Vice President of the Company since August 1998, and before that had been Senior Vice President of the Company since September 1992, and has been employed by the Company since its inception in 1984. Ms. Curtis became a director of the Company in September 1996 and became Vice Chairman of the Board of Directors in March 2002. She is responsible for the Company’s financial and administrative functions, including the functions of general counsel, corporate and project finance, accounting, human resources, public relations and investor relations. Ms. Curtis also has overall management responsibility for the Company’s Western, Central and Eastern Regional Offices, and serves as Corporate Secretary for the Company. From the Company’s inception in 1984 through 1992, she served as the

Company’s Vice President for Management and Financial Services. Prior to joining the Company, Ms. Curtis was Manager of Administration for Gibbs & Hill, Inc., an architect/engineering firm which specialized in power engineering projects.

      Kenneth T. Derr became a director of the Company in May 2001. Mr. Derr retired as the Chairman and Chief Executive Officer of Chevron Corporation in 1999, a position that he held since 1989, after a 39-year career with the company. Mr. Derr obtained a Master of Business Administration from Cornell University in 1960 and a Bachelor of Science Degree in Mechanical Engineering from Cornell University in 1959. Mr. Derr serves as a director of AT&T Corp., Citigroup, Inc. and Halliburton Co.

      Gerald Greenwald became a director of the Company in July 2001. Mr. Greenwald is a managing partner of the Greenbriar Equity Group, a private equity investor in the transportation industry, which he co-founded in 1999. Mr. Greenwald was the Chairman and Chief Executive Officer of UAL Corporation from 1994 until his retirement in 1999. From 1979 to 1990, Mr. Greenwald held various executive positions with Chrysler Corporation, serving as Vice Chairman of the Board from 1989 to May 1990 and as Chairman of Chrysler Motors from 1985 to 1988. In 1990, Mr. Greenwald was selected to serve as Chief Executive Officer of United Employee Acquisition Corporation in connection with the proposed 1990 employee acquisition of UAL. From 1991 to 1992, he was a Managing Director of Dillon Read & Co., Inc. and, from 1992 to 1993, he was President and Deputy Chief Executive Officer of Olympia & York Developments Ltd. Mr. Greenwald then served as Chairman and Managing Director of Tatra Truck Company (a truck manufacturer in the Czech Republic) from 1993 to 1994. Mr. Greenwald is a trustee of the Aspen Institute.

Board of Directors Meetings and Committees

      The Company’s Board of Directors held 23 meetings and acted by unanimous written consent twice in 2001. The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Governance Committee.

      The Audit Committee meets with the Company’s finance and accounting managers and its independent public accountants to review the adequacy of internal controls and the results and scope of the audit and other services provided by the independent auditors. The Audit Committee comprises John O. Wilson (Chair), Jeffrey E. Garten and Kenneth T. Derr. The Audit Committee held ten meetings in 2001. Further information concerning the Audit Committee is set forth below under the heading “Audit Committee Report.”

      The Compensation Committee administers salaries, incentives and other forms of compensation for executive officers of the Company, as well as certain incentive compensation and benefit plans of the Company. The Compensation Committee comprises Jeffrey E. Garten (Chair), Susan C. Schwab and Gerald Greenwald. The Compensation Committee held five meetings and acted by unanimous written consent once in 2001.

      The Executive Committee is empowered to take actions on behalf of the Board of Directors, particularly in the event such actions are necessary on short notice. The Executive Committee comprises Peter Cartwright (Chair), George J. Stathakis and John O. Wilson. The Executive Committee held three meetings and acted by unanimous written consent once in 2001.

      The Nominating and Governance Committee, established by the Board of Directors in December 2001, is responsible for making recommendations regarding the size of the Board of Directors and for recruiting and recommending candidates for election to the Board of Directors. The Nominating and Governance Committee comprises Susan C. Schwab (Chair), Kenneth T. Derr and Gerald Greenwald. The Nominating and Governance Committee did not hold any meetings in 2001.

Director Compensation

      As of January 1, 2002, non-employee members of the Board of Directors and Mr. Stathakis are each paid an annual fee of $42,000 and are reimbursed for all expenses incurred in attending meetings of the Board of Directors or any committee thereof. The chairs of the Compensation Committee and the Audit Committee receive an additional annual fee of $7,000. Under the Automatic Option Grant Program in effect under the

Company’s 1996 Stock Incentive Plan, each non-employee Board member receives, on an annual basis, an option grant to purchase shares of Common Stock with a Black-Scholes value of $20,000. Mr. Stathakis receives a similar grant under the Discretionary Option Grant Program in effect under the Company’s 1996 Stock Incentive Plan. The shares subject to these option grants vest upon the optionee’s completion of one year of Board service measured from the grant date. Each option has an exercise price per share equal to the fair market value per share of Common Stock on the grant date and a term of 10 years, subject to earlier termination upon the optionee’s cessation of Board service. Each option is immediately exercisable for all the option shares, but any shares purchased upon exercise of the option will be subject to repurchase by the Company, at the option exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. However, option shares issuable upon exercise of options granted will immediately vest on an accelerated basis upon certain changes in control of the Company or upon the death or disability of the optionee while a Board member.

      Non-employee directors are also eligible to participate in the Director Fee Option Grant Program in effect under the 1996 Stock Incentive Plan, pursuant to which they may elect to apply all or a portion of their annual retainer fee towards the acquisition of special below-market options. For each director, the number of shares of Common Stock subject to these options is determined by dividing (i) the portion of the annual retainer fee each director elects to apply toward the acquisition of options by (ii) 66 2/3% of the fair market value per share of Common Stock on the grant date. Each option has an exercise price per share equal to 33 1/3% of the fair market value per share of Common Stock on the grant date. The options granted under the Director Fee Option Grant Program in 2001 became fully exercisable on December 31, 2001. The options have a term of 10 years, subject to earlier termination two years following cessation of Board service.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote “FOR” the election of the Class III Director nominees listed above.

PROPOSAL TWO: AMENDMENT OF THE 1996 STOCK INCENTIVE PLAN

Background

      The 1996 Stock Incentive Plan (the “Incentive Plan”) provides for equity-based awards to employees, non-employee directors, and certain independent contractors of the Company. The Company may grant stock options, stock appreciation rights (“SARs”), restricted Common Stock, and unrestricted Common Stock to eligible participants in the Incentive Plan. Options granted under the Incentive Plan may be either (i) non-statutory options (“Non-Statutory Options”) or (ii) options that satisfy the requirements of Section 422 of the Internal Revenue Code (“Incentive Options” and, together with Non-Statutory Options, “Options”).

      The maximum number of shares of Common Stock initially reserved for issuance under the Incentive Plan was 32,334,864 shares (as adjusted for the 2 for 1 stock splits that became effective on October 7, 1999, June 8, 2000 and November 14, 2000). The number of shares of Common Stock available for issuance under the Incentive Plan automatically increases on the first trading day of each calendar year during the term of the Incentive Plan by an amount equal to one percent of the shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year. No Incentive Options may be granted on the basis of the additional shares resulting from the annual increase. Of the approximately 31 million shares of Common Stock available for issuance under the Incentive Plan, approximately 29 million shares have been issued or reserved for issuance pursuant to outstanding awards, leaving only approximately 2 million shares of Common Stock available for future awards.

Proposal

      The Company proposes to amend the Incentive Plan to increase the number of shares of Common Stock available immediately for grants by 12 million shares. The additional 12 million shares of Common Stock would be available for all types of awards. Additionally, the Company proposes to amend the Incentive Plan by removing the provision that allows for automatic annual increases in the number of shares of Common Stock available for issuance under the Incentive Plan.

Reasons for the Amendment

      The amendment would permit the Company to continue to grant awards under the Incentive Plan. The continued success of the Company depends on its ability to attract and retain directors and employees who are highly qualified and motivated. The Board of Directors believes that the Incentive Plan promotes this objective by giving participants an opportunity to share in the success of the Company through equity ownership. The Incentive Plan also is designed to create an identity of interests between the Company’s directors and employees and its stockholders by providing participants with appropriate incentives to build stockholder value.

Summary of the 1996 Stock Incentive Plan

      Below is a summary of the principal provisions of the Incentive Plan, which summary is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is attached as an appendix to the Company’s Proxy Statement for its 2000 Annual Meeting.

      Purpose. The purpose of the Incentive Plan is to promote the interests of the Company by providing eligible persons with the opportunity to acquire, or otherwise increase, their proprietary interest in the Company.

      Structure. The Incentive Plan is divided into five separate equity programs:

•	Discretionary Option Grant Program, under which eligible persons may be granted Options to purchase shares of Common Stock;

•	Salary Investment Option Grant Program, under which eligible employees may elect to have a portion of their base salary invested each year in special Non-Statutory Option grants;

•	Stock Issuance Program, under which eligible persons may be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company;

•	Automatic Option Grant Program, under which eligible non-employee members of the Board of Directors shall receive Non-Statutory Option grants at periodic intervals to purchase shares of Common Stock; and

•	Director Fee Option Grant Program, under which non-employee members of the Board of Directors may elect to have all or any portion of their annual retainer fee otherwise payable in cash applied to a special Non-Statutory Option grant.

      Administration. Administration of each equity program under the Incentive Plan with respect to officers and directors subject to the short-swing profit liabilities of Section 16 of the Securities Exchange Act of 1934, as amended, and administration of the Salary Investment Option Grant Program with respect to all eligible individuals, is charged to a committee of two or more outside directors of the Company (the “Primary Program Administrator”). At the discretion of the Board of Directors, the administration of each equity program with respect to all other persons eligible to participate may be vested in the Primary Program Administrator, a separate committee of two or more directors of the Company, or in the entire Board of Directors (each, as applicable, the “Program Administrator”).

      Eligibility. The persons eligible to participate in the Discretionary Option Grant and Stock Issuance Programs are (i) employees of the Company, (ii) non-employee members of the Board of Directors or the board of directors of any subsidiary of the Company and (iii) consultants and other independent advisers who provide services to the Company (or any subsidiary of the Company). Approximately 3,700 employees of the Company and its subsidiaries are currently eligible to participate in the Discretionary Option Grant and Stock Issuance Programs.

      Only officers and directors subject to Section 16 of the Securities Exchange Act or other highly compensated employees, selected by the Primary Program Administrator, of whom there are currently 36, are eligible to participate in the Salary Investment Option Grant Program.

      Only non-employee members of the Board of Directors of the Company are eligible to participate in the Automatic Option Grant and Director Fee Option Grant Programs. There are currently 5 directors eligible to participate in these programs.

      Individual Share Limit. No person participating in the Incentive Plan may receive options, separately exercisable SARs, and direct stock issuances for more than 4,000,000 shares of Common Stock in the aggregate per calendar year.

      Adjustments Upon Changes in Capitalization. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the Incentive Plan, (ii) the number and class of securities for which any one person may be granted Options, separately exercisable SARs, and direct stock issuances under the Incentive Plan per calendar year, (iii) the number and class of securities and the exercise price per share in effect under each outstanding option under the Incentive Plan, and (iv) the number and class of securities and price per share in effect under each outstanding Option incorporated into the Incentive Plan from the Company’s predecessor stock option plan.

      Amendment and Termination. The Board of Directors may amend or modify the Incentive Plan at any time. No amendment or modification will adversely affect any outstanding award unless the participant consents. Unless terminated sooner by the Board of Directors, the Incentive Plan will terminate upon the earliest of (i) July 16, 2006, (ii) the date on which all shares available for issuance under the Incentive Plan have been issued as fully vested shares, or (iii) the termination of all outstanding Options in connection with a Corporate Transaction.

     Discretionary Option Grant Program

          Non-Statutory Option Terms

Exercise Price. The exercise price per share of each Non-Statutory Option is fixed by the applicable Program Administrator and may not be less than 85% of the fair market value per share of Common Stock on the grant date. Non-Statutory Options that are intended to qualify as “performance-based compensation” (and thus intended to be exempt from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code) will have an exercise price equal to 100% of the fair market value per share of Common Stock on the option grant date.

Exercise and Term. Each Non-Statutory Option is exercisable at such times, during such periods and for such number of shares as determined by the applicable Program Administrator when the Option is granted. No Non-Statutory Option may have a term exceeding 10 years measured from the grant date.

Effect of Termination of Service with the Company. Any Option outstanding at the time of a participant’s cessation of service for any reason remains exercisable for a period of time determined by the applicable Program Administrator when the Option is granted, but no Option will be exercisable after the expiration of the Option term. During a post-service exercise period, an Option may not be exercised in the aggregate for more than the number of vested shares for which the Option was exercisable on the date of a participant’s cessation of service. An Option will terminate and cease to be outstanding for any vested shares for which the Option has not been exercised upon the earlier of (i) the expiration of the applicable exercise period or (ii) the expiration of the Option term. However, upon a participant’s cessation of service, any Option that is not at that time exercisable for vested shares will terminate and cease to be outstanding.

Effect of Death. Any Option exercisable in whole or in part by a participant at the time of death may be exercised by the personal representative of a participant’s estate or by the persons to whom the

Option is transferred pursuant to a participant’s will or in accordance with the laws of descent and distribution.

Stockholder’s Rights. A holder of an Option has no stockholder’s rights with respect to the shares subject to the Option until such person exercises the Option, pays the exercise price, and becomes a holder of record of the purchased shares.

Transferability. Non-Statutory Options may, in connection with the participant’s estate plan, be assigned in whole or in part during the participant’s lifetime to one or more members of the participant’s immediate family or to a trust established exclusively for one or more such family members.

          Incentive Option Terms

      Incentive Options are subject to all of the provisions described above with respect to Non-Statutory Options, with the following modifications:

Eligibility. Incentive Options are granted only to employees.

Exercise Price. The exercise price per share may not be less than 100% of the fair market value per share of Common Stock on the grant date. If any employee to whom an Incentive Option is granted owns 10% or more of the Common Stock, then the exercise price per share may not be less than 110% of the fair market value per share of Common Stock on the grant date.

Exercise and Term. Each Incentive Option is exercisable at such times, during such periods, and for such number of shares as determined by the applicable Program Administrator when the Option is granted. No Incentive Option may have a term exceeding 10 years measured from the grant date. Any Incentive Option granted to any employee who owns 10% or more of the Common Stock must have a term not to exceed five years measured from the grant date.

Dollar Limitation. The aggregate fair market value of the shares of Common Stock (determined at the date of the grant) for which an employee’s Incentive Options first become exercisable during any one calendar year may not exceed $100,000. Options that first become exercisable in a year for common Stock exceeding the $100,000 limitation may be exercised only as Non-Statutory Options.

Effect of Termination of Service with the Company. Any Option outstanding at the time of a participant’s cessation of service for any reason remains exercisable for a period of time determined by the Discretionary Option Grant Program Administrator when the Option is granted, but no Option is exercisable after the expiration of the Option term. An Option generally will not be treated as an Incentive Option for federal income tax purposes if an employee exercises the Option more than three months after his employment terminates (or more than one year, if his employment terminates as a result of disability). During a post-service exercise period, an Option may not be exercised for more than the number of vested shares for which the Option is exercisable on the date of a participant’s cessation of service. An Option will terminate and cease to be outstanding for any vested shares for which the Option has not been exercised upon the earlier of (i) the expiration of the applicable exercise period or (ii) the expiration of the Option term. Upon a participant’s cessation of service, any Option that is not at that time exercisable for vested shares will terminate and cease to be outstanding.

Transferability. During the lifetime of a participant, Incentive Options are exercisable only by the participant and are not assignable or transferable other than by will or by the laws of descent and distribution following the participant’s death.

          Corporate Transactions. In the event of a “Corporate Transaction,” defined as a merger or consolidation in which securities representing more than 50% of the total combined voting power of the Company are transferred to persons different from those holding the securities immediately prior to the transaction, or a sale, transfer or other dispositions of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company, each outstanding Option will automatically accelerate so that each Option will, immediately prior to the effective date of the Corporate Transaction, become fully exercisable.

However, an outstanding Option will not accelerate if and to the extent that (i) the Option is either assumed by the successor corporation or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation, (ii) the Option is to be replaced with a cash incentive program of the successor corporation, or (iii) the acceleration of the Option is subject to other limitations imposed by the Discretionary Option Grant Program Administrator at the time of the grant.

      Immediately following the consummation of the Corporate Transaction, all outstanding Options will terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or the parent of the successor corporation). Immediately after a Corporate Transaction, each Option assumed in connection with the Corporate Transaction will be appropriately adjusted to apply to the number and class of securities that would have been issuable to the participant in consummation of the Corporation Transaction had the Option been exercised immediately prior to the Corporate Transaction.

      Involuntary Termination. The Discretionary Option Grant Program Administrator has authority to grant Options under the Discretionary Option Grant Program that will automatically accelerate in the event a participant undergoes an Involuntary Termination within 18 months following a Corporate Transaction in which Options are assumed or replaced and do not otherwise accelerate. “Involuntary Termination” is defined as an individual’s involuntary dismissal or discharge by the Company for reasons other than misconduct, or an individual’s voluntary resignation following (i) a change in his or her position with the Company that materially reduces his or her level of responsibility, (ii) a reduction in his or her level of compensation by more than 15%, or (iii) a relocation of his or her place of employment by more than 50 miles without his or her consent.

      Change in Control. The Discretionary Option Grant Program Administrator has authority to grant Options under the Discretionary Option Grant Program that will automatically accelerate in the event a participant undergoes an Involuntary Termination within 18 months following a Change in Control. “Change in Control” is defined as a change in ownership or control of the Company effected through either (i) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board of Directors does not recommend the stockholders to accept, or (ii) a change in the composition of the Board of Directors over a period of 36 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to consist of individuals who either (i) have been Board members continuously since the beginning of the period or (ii) have been elected or nominated for election as Board members during the period by at least a majority of the Board members described in clause (i) who were still in office at the time the Board approved the election or nomination.

          Cancellation and Regrant of Options

      The Discretionary Option Grant Program Administrator has the authority to effect, at any time, with the consent of the affected participants, the cancellation of any or all outstanding Options under the Discretionary Option Grant Program and to grant in substitution new Options covering the same or a different number of shares of Common Stock but with an exercise price per share based on the fair market value per share of Common Stock on the new grant date.

          Stock Appreciation Rights

      The Discretionary Option Grant Program Administrator has authority to grant to selected participants SARs and limited SARs in tandem with an Option. The Discretionary Option Grant Program Administrator may establish terms whereby a participant may be granted the right to elect between the exercise of the underlying Option for shares of Common Stock and the surrender of that Option in exchange for a distribution from the Company in an amount equal to the excess of (i) the fair market value of the number of shares in which the participant is at that time vested under the surrendered Option over (ii) the aggregate exercise price payable for such shares. Once the Discretionary Option Grant Program Administrator has approved such Option surrender, the distribution to which the participant is entitled may be made in shares of Common Stock valued at fair market value on the Option surrender date, in cash, or partly in shares and partly in cash, as the Discretionary Option Grant Program Administrator in its sole discretion deems appropriate.

     Salary Investment Option Grant Program

      Except as described below, the terms of the Options (which may only be Non-Statutory Options) granted under the Salary Investment Option Grant Program are the same as the terms in effect for Non-Statutory Options granted under the Discretionary Option Grant Program.

      Eligibility and Salary Reduction. The Primary Program Administrator has the sole authority to select, from among the officers and directors subject to Section 16 of the Securities Exchange Act and other highly compensated employees, the individuals eligible to participate in the Salary Investment Option Grant Program. Each selected individual who elects to participate must authorize the reduction of his or her base salary for the applicable year by an amount between $10,000 and $50,000, subject to the approval of the Primary Program Administrator. Approximately 36 officers and directors of the Company are currently eligible to participate in the Salary Investment Option Grant Program.

      Exercise Price and Number of Shares. The exercise price of each Option granted under the Salary Investment Option Grant Program is 33 1/3% of the fair market value per share of Common Stock on the grant date. The number of shares of Common Stock subject to the Option is determined by dividing (i) the dollar amount of the approved salary reduction by (ii) a number equal to 66 2/3% of the fair market value per share of the Common Stock on the grant date.

      Exercise and Term. Each Option becomes exercisable in a series of 12 successive equal monthly installments upon the participant’s completion of each calendar month of service with the Company in the calendar year for which the salary reduction is in effect. Each Option has a maximum term of 10 years measured from the grant date.

      Effect of Termination of Service with the Company. Any Option outstanding at the time of a participant’s cessation of service for any reason remains exercisable, for any or all of the shares for which the Option is exercisable at the time of such cessation of service, until the earlier of (i) the expiration of its term and (ii) the expiration of the two-year period measured from the date of such cessation of service. During a post-service exercise period, an Option may not be exercised in the aggregate for more than the number of vested shares for which the Option is exercisable on the date of a participant’s cessation of service. An Option will terminate and cease to be outstanding for any vested shares for which the Option has not been exercised upon the expiration of the earlier of (i) its term and (ii) the two-year period measured from the date of the participant’s cessation of service. Upon a participant’s cessation of service, any Option that is not at that time exercisable will terminate and cease to be outstanding.

      Effect of Death. Any Option exercisable in whole or in part by a participant at the time of death may be exercised by the personal representative of a participant’s estate or by the persons to whom the Option is transferred pursuant to a participant’s will or in accordance with the laws of descent and distribution.

          Corporate Transactions. In the event of a Corporate Transaction, each outstanding Option will automatically accelerate so that each Option will, immediately prior to the effective date of the Corporate Transaction, become fully exercisable with respect to the total number of shares subject to such Option. Each such outstanding Option shall be assumed by the successor corporation and shall remain exercisable until the expiration of the earlier of (i) its term and (ii) the two-year period measured from the date of the participant’s cessation of service.

      Change in Control. In the event of a Change in Control while the participant remains in service, each outstanding Option will automatically accelerate so that each Option will immediately become fully exercisable with respect to the total number of shares subject to such Option, and will remain exercisable until the expiration of the earlier of (i) its term and (ii) the two-year period measured from the date of the participant’s cessation of service.

      Hostile Take-Over. Upon the occurrence of a Hostile Take-Over, the participant will have 30 days in which to surrender each of his or her outstanding Option grants under the Salary Investment Option Grant Program in exchange for a cash distribution from the Company in an amount equal to the excess of (i) the “Take-Over Price” (defined as the greater of the fair market value per share of Common Stock on the date the Option is surrendered and the highest reported price per share of Common Stock paid by the tender offeror in connection with the Hostile Take-Over) of the shares of Common Stock at the time subject to each surrendered Option (whether or not the participant is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. No approval of the Board of Directors or any Program Administrator is required in connection with such surrender and cash distribution. A “Hostile Take-Over” is defined as the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board of Directors does not recommend such stockholders to accept.

Stock Issuance Program

      Shares of Common Stock may be issued under the Stock Issuance Program, in compliance with the terms below, through direct and immediate issuances without any intervening option grants.

      Purchase Price. The purchase price per share of Common Stock will be fixed by the applicable Program Administrator, but will not be less than 100% of the fair market value per share of Common Stock on the issuance date.

      Vesting Provisions. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Program Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the participant’s period of service with the Company or upon the attainment of specified performance objectives.

      Stockholder’s Rights. The participant has full stockholder’s rights with respect to the shares of Common Stock issued to the participant under the Stock Issuance Program, whether or not the participant’s interest in those shares is vested. Accordingly, the participant has the right to vote such shares and to receive any regular cash dividends paid on such shares.

      Termination of Service. Should the participant cease to remain in service while holding unvested shares of Common Stock issued under the Stock Issuance Program, or should the specified performance objectives, if any, not be attained with respect to such unvested shares, then those shares shall be immediately surrendered to the Company for cancellation, and the participant shall have no further stockholder’s rights with respect to those shares. To the extent such surrendered shares were issued for consideration paid in cash or cash equivalent, the Company will repay such consideration to the participant. The applicable Program Administrator may, in its discretion, waive the surrender and cancellation of all or any of such unvested shares.

      Corporate Transactions; Change in Control. In the event of a Corporate Transaction, all of the Company’s outstanding repurchase/cancellation rights under the Stock Issuance Program will terminate automatically and all of the shares of Common Stock subject to such rights will immediately vest in full, except to the extent that (i) those repurchase/cancellation rights are to be assigned to the successor corporation in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the individual participant’s stock issuance agreement. The applicable Program Administrator may, in its discretion, at the time unvested shares are issued or at any time that the Company’s repurchase/ cancellation rights remain outstanding under the Stock Issuance Program, provide that those rights will automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights will immediately vest, if the participant undergoes an Involuntary Termination within

18 months following the effective date of (i) any Corporate Transaction in which those repurchase/cancellation rights are assigned to the successor corporation or (ii) any Change in Control.

Automatic Option Grant Program

      Except as described below, the terms of the Options (which may only be Non-Statutory Options) granted under the Automatic Option Grant Program are the same as the terms in effect for Non-Statutory Options granted under the Discretionary Option Grant Program.

      Eligibility. Upon election or appointment to the Board of Directors, each Board member who is not, and has never been, an employee of the Company or any of its subsidiaries is automatically granted a Non-Statutory Option to purchase shares of Common Stock with a Black-Scholes value of $200,000. On the date of each Annual Stockholders Meeting, each Board member (whether or not standing for reelection at such Meeting) who is not then an employee of the Company and who has served for at least six months on the Board of Directors is automatically granted a Non-Statutory Option to purchase shares of Common Stock with a Black-Scholes value of $20,000. There is no limit on the number of such Option grants any one eligible director may receive over the period of his or her service on the Board of Directors. Currently, five directors of the Company participate in the Automatic Option Grant Program.

      Exercise Price. The exercise price of each Option is 100% of the fair market value per share of Common Stock on the grant date.

      Term. Each Option has a term of 10 years measured from the grant date.

      Exercise and Vesting. Each Option is immediately exercisable. However, any shares purchased are subject to repurchase by the Company, at the exercise price per share, upon the participant’s cessation of service on the Board of Directors prior to vesting in those shares. Each initial grant vests in a series of four successive equal annual installments upon the participant’s completion of each year of service on the Board of Directors over the four-year period measured from the grant date. Each annual grant shall vest upon the participant’s completion of one year of service on the Board of Directors measured from the automatic grant date.

      Termination of Board Service. Any Option outstanding at the time of a participant’s cessation of service on the Board of Directors for any reason remains exercisable by the participant (or, in the event of the participant’s death, by the participant’s beneficiary or personal representative), for any or all of the shares for which the Option is exercisable at the time of such cessation of service, until the earlier of (i) the expiration of its term and (ii) the expiration of the 12-month period measured from the date of such cessation of service. During a post-service exercise period, an Option may not be exercised for more than the number of vested shares for which the Option is exercisable on the date of a participant’s cessation of service. Immediately upon a participant’s cessation of service on the Board of Directors for any reason other than death or permanent disability, the Option will terminate to the extent it is not then exercisable for vested shares.

      Effect of Death or Disability. In the event a participant ceases to serve as a member of the Board of Directors by reason of death or permanent disability, all shares at the time subject to Options granted under the Automatic Option Grant Program will immediately vest and the Options may be exercised for those shares as fully-vested shares of Common Stock, during the 12-month period following such cessation of service (or, if shorter, until the expiration of the term of the Option).

      Corporate Transactions. In the event of a Corporate Transaction, each outstanding Option will automatically accelerate so that each Option will, immediately prior to the effective date of the Corporate Transaction, become fully exercisable with respect to the total number of shares subject to such Option. Immediately following consummation of the Corporate Transaction, each Option will terminate to the extent not exercised, unless and to the extent assumed by the successor corporation. Each Option assumed in connection with a Corporate Transaction will be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities that would have been issuable to the participant in connection with the Corporate Transaction had the Option been exercised immediately prior to such Corporate Transaction.

      Change in Control. In the event of a Change in Control, each outstanding Option will automatically accelerate so that each Option will immediately become fully exercisable with respect to the total number of shares subject to such Option, and will remain exercisable until the earliest of (i) the expiration of its term, (ii) its earlier termination and (iii) its surrender in connection with a Hostile Take-Over.

      Hostile Take-Over. Upon the occurrence of a Hostile Take-Over, the participant will have 30 days in which to surrender each of his or her outstanding Option grants under the Automatic Option Grant Program in exchange for a cash distribution from the Company in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to each surrendered Option (whether or not the participant is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. No approval of the Board of Directors or any Program Administrator is required in connection with such surrender and cash distribution.

Director Fee Option Grant Program

      Except as described below, the terms of the Options (which may only be Non-Statutory Options) granted under the Director Fee Option Grant Program are the same as the terms in effect for Non-Statutory Options granted under the Discretionary Option Grant Program.

      Eligibility and Fee Application. Each non-employee member of the Board of Directors may elect to apply all or any portion of his or her annual retainer fee to the acquisition of a special Option grant under the Director Fee Option Grant Program. Currently, five directors of the Company are eligible to participate in the Director Fee Option Grant Program.

      Exercise Price and Number of Shares. The exercise price per share is 33 1/3% of the fair market value per share of Common Stock on the grant date. The number of shares of Common Stock subject to the Option is determined by dividing (i) the dollar amount of the portion of the participant’s annual retainer fee applied to acquire the Option by (ii) a number equal to 66 2/3% of the fair market value per share of the Common Stock on the grant date.

      Exercise and Term. Each Option is exercisable for 50% of the shares subject to the Option upon the participant’s completion of six months of service on the Board of Directors in the applicable calendar year, and the Option becomes exercisable for the remaining 50% in a series of six successive equal monthly installments upon the participant’s completion of each calendar month of service on the Board of Directors thereafter. Each Option has a maximum term of 10 years measured from the grant date.

      Termination of Board Service. Any Option outstanding at the time of a participant’s cessation of service on the Board of Directors for any reason remains exercisable by the participant (or, in the event of the participant’s death, by the participant’s beneficiary or personal representative), for any or all of the shares for which the Option is exercisable at the time of such cessation of service, until the earlier of (i) the expiration of its term and (ii) the expiration of the two-year period measured from the date of such cessation of service. During a post-service exercise period, an Option may not be exercised in the aggregate for more than the number of vested shares for which the Option is exercisable on the date of a participant’s cessation of service. Immediately upon cessation of service on the Board of Directors for any reason other than death or permanent disability, the Option will terminate to the extent it is not then exercisable for vested shares.

      Effect of Death or Disability. In the event a participant ceases to serve as a member of the Board of Directors by reason of death or permanent disability, all shares at the time subject to Options granted under the Director Fee Option Grant Program will immediately vest and the Options may be exercised for those shares as fully-vested shares of Common Stock, during the two-year period following such cessation of service (or, if shorter, until the expiration of the term of the Option).

      Corporate Transactions. In the event of a Corporate Transaction while the participant remains a member of the Board of Directors, each outstanding Option will automatically accelerate so that each Option will, immediately prior to the effective date of the Corporate Transaction, become fully exercisable with respect to the total number of shares subject to such Option. Each such outstanding Option shall be assumed by the successor corporation and shall remain exercisable until the expiration of the earlier of (i) its term and (ii) the two-year period measured from the date of the participant’s cessation of service.

      Change in Control. In the event of a Change in Control while the participant remains a member of the Board of Directors, each outstanding Option will automatically accelerate so that each Option will immediately become fully exercisable with respect to the total number of shares subject to such Option, and will remain exercisable until the earlier of the expiration of (i) its term and (ii) the two-year period measured from the date of the participant’s cessation of service.

      Hostile Take-Over. Upon the occurrence of a Hostile Take-Over, the participant will have 30 days in which to surrender each of his or her outstanding Option grants under the Director Fee Option Grant Program in exchange for a cash distribution from the Company in an amount equal to the excess of (i) the “Take-Over Price” of the shares of Common Stock at the time subject to each surrendered Option (whether or not the participant is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. No approval of the Board of Directors or any Program Administrator will be required in connection with such surrender and cash distribution.

Federal Income Tax Information

      In general, a participant will not recognize income for federal income tax purposes when an Option or SAR is granted under the Incentive Plan, and the Company will not be entitled to a federal income tax deduction on the date of the grant.

      When a participant exercises a Non-Statutory Option, the participant will recognize ordinary income for federal tax purposes to the extent that the fair market value of the shares exceeds the Option’s exercise price. When the participant exercises an SAR, the participant will recognize ordinary income equal to the amount of any cash and the fair market value of any shares the participant receives. The Company generally will be entitled to a federal income tax deduction on the exercise date equal to the amount the participant recognizes as ordinary income.

      When a participant exercises an Incentive Option, the participant generally will not recognize income for purposes of computing regular federal income tax liability, and the Company will not be entitled to a deduction. However, the excess of the fair market value of the stock on the exercise date over the exercise price will be included in the participant’s income for purposes of the alternative minimum tax.

      If the participant holds shares acquired with an Incentive Option stock for at least two years from the date the Incentive Option was granted and one year from the date the Incentive Option was exercised, the participant will realize a long-term capital gain or loss upon the sale of the shares, equal to the difference between the exercise price and the sale price. The Company will not receive any federal income tax deduction if the participant holds the shares for the required period. If the participant does not hold the shares for the required period, the participant will recognize ordinary income upon the sale of the shares equal to the excess of the fair market value of the shares on the date of exercise (or, if less, the amount of gain realized on the disposition of the shares) over the exercise price, and the balance of any gain or any loss will be treated as capital gain or loss. The Company will be entitled to a tax deduction equal to the amount of any ordinary income the participant recognizes upon the sale of the shares.

      An Incentive Option will receive the special tax treatment described above only if the participant remains employed by the Company (or a subsidiary in which the Company holds at least 50% of the voting interest) from the grant date until three months before the Incentive Option is exercised. The three-month period is extended to one year if the participant’s employment terminates on account of disability. If the participant does not meet this employment requirement, the Incentive Option will be treated for federal income tax purposes as a Non-Statutory Option.

      If a participant receives shares that are subject to vesting conditions, the participant generally will recognize ordinary income as the shares vest in an amount equal to the difference between the price the participant paid for the shares and the fair market value of the shares on the vesting date. The Company generally will be entitled to a federal income tax deduction on the vesting date equal to the amount the participant recognizes as ordinary income. The participant may elect to treat the date he receives the shares, rather than the vesting date, as the taxable event. A participant who pays an amount at least equal to the fair market value of the shares on the issuance date, and who receives shares that are not subject to vesting conditions (or who elects to be taxed on the issuance date in spite of the vesting conditions), will not recognize ordinary income with respect to the issuance of the shares, and the Company will not be entitled to a tax deduction.

      When a participant sells shares received in a direct stock issuance, the participant will recognize capital gain or loss equal to the difference between the amount the participant paid for the shares (plus any additional amount the participant recognized as ordinary income when the shares vested) and the fair market value of the shares on the date of the sale.

      Under the provisions of section 162(m) of the Internal Revenue Code, the Company may not deduct annual compensation of more than $1,000,000 paid to an individual who, on the last day of the taxable year, is either the chief executive officer or one of the Company’s four other most highly-compensated officers for that year. The deduction limit does not apply to qualified performance-based compensation. The Company believes that compensation under the Discretionary Option Grant Program attributable to Non-Statutory Options and SARs with an exercise price or base price equal to the stock’s fair market value on the grant date, and to Incentive Options, will be treated as qualified performance-based compensation and therefore will not be subject to the deduction limit. Stock issued under the Stock Issuance Program, and Non-Statutory Options granted under the Salary Investment Option Grant Program, are not exempt from the deduction limit. Accordingly, if the amounts a covered executive recognizes as ordinary income under these programs, when added to the other non-exempt compensation the executive receives in the same year, exceed the deduction limit, the Company will not be able to claim a federal income tax deduction for the amounts in excess of the limit.

New Plan Benefits

      Except under the Automatic Option Grant Program, future awards of Options, SARs, and Common Stock to participants under the Incentive Plan are subject to the discretion of the applicable Program Administrator or, in the case of the Salary Investment Option Grant Program and the Director Fee Option Grant Program, the election of the participant. Accordingly, the benefits that any employee or group of employees might receive under the Incentive Plan as it is proposed to be amended (other than the Automatic Option Grant Program) in the future is not determinable. The closing price of the Common Stock on April 12, 2002, was $10.95. Under the Automatic Option Grant Program, each Board member who is not then an employee of the Company and who has served for at least six months on the Board of Directors (whether or not standing for reelection) on the date of each Annual Stockholders Meeting is automatically granted a Non-Statutory Option to purchase shares of Common Stock, which grant has a Black-Scholes value of $20,000.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote “FOR” the amendment to the Incentive Plan to increase by 12 million the number of shares of Common Stock available for awards under such plan.

PROPOSAL THREE: AMENDMENT OF THE

2000 EMPLOYEE STOCK PURCHASE PLAN

Background

      In 2000, the Board of Directors adopted, and the stockholders at the 2000 Annual Meeting of Stockholders approved the adoption of, the 2000 Employee Stock Purchase Plan (the “2000 ESPP”), which permits eligible employees to acquire a proprietary interest in the Company by purchasing Common Stock through payroll deductions. The maximum number of shares of Common Stock initially reserved for issuance under the 2000 ESPP was 4,000,000 shares (as adjusted for the 2 for 1 stock splits that became effective on June 8, 2000 and November 14, 2000). At the time of its adoption, the Company anticipated that the shares initially reserved for issuance under the 2000 ESPP would be sufficient to allow the Company to offer participation in the 2000 ESPP to existing and future employees of the Company and its subsidiaries for two years, or until mid-2002. Consistent with that expectation, approximately 2.6 million shares have been issued. In order to continue to offer purchase rights to eligible employees under the 2000 ESPP, the 2000 ESPP must be amended to provide for the issuance of additional shares of Common Stock.

      The 2000 ESPP is designed to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code. In order to continue to meet the requirements of Section 423 of the Internal Revenue Code, and in accordance with the terms of the 2000 ESPP, the proposed amendment to the 2000 ESPP must be approved by the Company’s stockholders.

Proposal

      The Company proposes to amend the 2000 ESPP to authorize the issuance of 8 million additional shares of Common Stock. The Company currently anticipates these additional shares, together with the previously authorized shares that remain unissued, will be sufficient to allow the Company to offer participation in the 2000 ESPP to existing and future employees of the Company and its subsidiaries for two more years.

Reasons for the Amendment

      The continued success of the Company depends on its ability to attract and retain employees who are highly qualified and motivated. The Board of Directors believes that the 2000 ESPP promotes this objective by enabling employees to acquire Common Stock at a discount to the market price. By encouraging employees to acquire an equity interest in the Company, the 2000 ESPP also is designed to create an identity of interests between employees and the stockholders of the Company by providing employees with appropriate incentives to build stockholder value. Accordingly, the Board of Directors believes that it is in the best interest of the Company to continue to offer participation in the 2000 ESPP to employees of the Company and its subsidiaries.

Summary of the 2000 ESPP

      Below is a summary of the principal provisions of the 2000 ESPP, which summary is qualified in its entirety by reference to the full text of the 2000 ESPP, a copy of which is attached as an appendix to the Company’s Proxy Statement for its 2000 Annual Meeting.

      Purpose. The purpose of the 2000 ESPP is to promote the interests of the Company by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through participation in a payroll — deduction based employee stock purchase plan designed to qualify under Section 423 of the Internal Revenue Code.

      Administration. The 2000 ESPP is administered by a committee of two or more members of the Board of Directors appointed by the Board (the “ESPP Administrator”).

      Eligibility. All employees of the Company or a Participating Corporation who are regularly expected to render more than 20 hours of service per week for more than five months per calendar year are eligible to participate in the 2000 ESPP. A “Participating Corporation” is defined as any subsidiary corporation in which the company holds, directly or indirectly, at least 50% of the voting interest, to which the Board of Directors chooses to extend the 2000 ESPP. Approximately 3,700 employees of the Company and its subsidiaries currently are eligible to participate in the 2000 ESPP.

      Offering Periods. The 2000 ESPP is implemented through a series of successive offering periods of a duration (not to exceed 24 months) determined by the ESPP Administrator. During an offering period, funds accumulate through payroll deductions for the purchase of shares of Common Stock.

      Grant of Purchase Rights. Each participant is granted a separate purchase right for each offering period in which he or she elects to participate. The purchase right is granted on the participant’s entry date into the offering period and entitles the participant to purchase shares of Common Stock in installments on specified dates (each, a “Purchase Date”) during the offering period. Purchase rights may not be granted to any eligible employee if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase stock representing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary. No participant may purchase more than 2,400 shares of Common Stock on any purchase date, or more than $25,000 worth of stock (determined using the value of the stock on the participant’s entry date into the offering period) for each calendar year in which the purchase right is outstanding.

      Purchase Price. The purchase price per share of Common Stock offered under the 2000 ESPP in a given offering period may not be less than 85% of the lower of (i) the fair market value per share of Common Stock on the participant’s entry date into the applicable offering period or (ii) the fair market value per share of Common Stock on the Purchase Date (the “Purchase Price”). The percentage discount is determined by the ESPP Administrator. The fair market value of the Common Stock on a given date is the closing selling price of the Common Stock for such date as reported by the New York Stock Exchange.

      Payroll Deductions. Payroll deductions for a participant commence on the first pay day following the participant’s entry date into the offering period, and continue through the pay day ending with or immediately prior to the last day of the offering period unless sooner terminated by the participant. The amount to be contributed is selected by the participant, and may be increased or decreased, subject to certain limitations, during the offering period.

      Exercise of Purchase Rights. Each purchase right is automatically exercised on each Purchase Date by applying the accumulated payroll deductions to purchase shares of Common Stock at the applicable Purchase Price.

      Withdrawal; Termination of Employment. A participant may, at any time prior to the next scheduled Purchase Date in the offering period, terminate his or her outstanding purchase right. Should the participant cease to be an eligible employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, the purchase right will immediately terminate.

      Assignability. A purchase right is exercisable only by the participant and is not assignable or transferable by a participant.

      Adjustments Upon Changes in Capitalization, Dissolution, Merger, Asset Sale or Change in Control. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the 2000 ESPP, (ii) the maximum number and class of securities purchasable per participant on any one Purchase Date, and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits under the 2000 ESPP. Each outstanding purchase right will be exercised automatically immediately prior to the effective date of a “Corporate Transaction,” which is defined as a merger or consolidation in which securities representing more than 50% of the total combined voting power of the Company are transferred to persons different from those holding the securities immediately prior to the transaction, or a sale, transfer, or other dispositions of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company.

      Amendment and Termination. The Board of Directors may alter, amend, suspend, or discontinue the 2000 ESPP at any time to become effective on the date specified by the Board of Directors. If the Board of Directors amends the 2000 ESPP to increase the number of shares of Common Stock that may be issued under the 2000 ESPP, no shares of Common Stock may be issued under the increased share limit until the Company’s stockholders have approved the increase. The Board of Directors or the ESPP Administrator (or its designee) may authorize additional affiliates of the Company to become Participating Corporations, or may revoke affiliates’ status as Participating Corporations, without stockholder approval.

      Unless terminated sooner by the Board of Directors, the 2000 ESPP will terminate upon the earliest of (i) the last business day of February 2010, (ii) the date on which all shares available for issuance under the

2000 ESPP shall have been sold pursuant to purchase rights exercised under the 2000 ESPP, or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction.

Federal Income Tax Information

      The 2000 ESPP and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, amounts deducted from participants’ compensation to purchase shares will be included in their wages for federal income tax purposes at the time of the deduction. No additional income will be taxable to a participant in connection with the purchase of shares until the shares purchased under the 2000 ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax, and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the participant’s entry date in the offering period and more than one year from the Purchase Date for those shares, the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (ii) the excess of the fair market value of the shares as of the participant’s entry date in the offering period over the purchase price. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased (or on the date the shares are sold, if less) over the purchase price. Any additional gain or loss on such sale or disposition will be short-term capital gain or loss if the participant owned the shares for a year or less, and will be long-term capital gain or loss if the participant owned the shares for more than a year. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period described above.

      The foregoing is only a summary of the effect of federal income taxation upon participants and the Company with respect to the shares purchased under the 2000 ESPP. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

New Plan Benefits

      The benefits accruing to participants if the amendment to the 2000 ESPP is approved as proposed will depend on whether eligible employees elect to participate, the level of payroll deductions selected and the Purchase Price of the Common Stock on each Purchase Date. Accordingly, the amount of such benefits that any participant might receive in the future is not determinable. The closing selling price of the Common Stock on April 12, 2002, was $10.95.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote “FOR” the amendment to the 2000 Employee Stock Purchase Plan to increase by 8 million the number of shares of Common Stock available for issuance under the plan.

PROPOSAL FOUR: STOCKHOLDER PROPOSAL REGARDING

COMPOSITION OF THE BOARD OF DIRECTORS

Background

      The Laborers’ District Counsel of Western Pennsylvania Pension Fund (the “Laborers’ Pension Fund”) has informed the Company that it intends to submit the following proposal at the 2002 Annual Meeting of Stockholders. The Laborers’ Pension Fund has informed the Company that, as of December 12, 2001, it beneficially owned 16,700 shares of Common Stock. The Laborers’ Pension Fund’s proposal states the following:

RESOLVED, that the shareholders of Calpine Corporation (“Company”) request that the Company’s Board of Directors set a goal of establishing a board of directors with at least two-thirds of its members being independent directors. The Board should pursue this goal and transition to an independent Board through its power to nominate candidates to stand for election by shareholders. For purposes of this resolution, a director would not be considered independent if he or she is currently or during the past five years has been:

•	Employed by the Company or an affiliate in an executive capacity;

•	Employed by a firm that is one of the Company’s paid advisors or consultants;

•	Employed by a significant customer or supplier;

•	Employed by a tax-exempt organization that receives significant contributions from the Company;

•	Paid by the Company pursuant to any personal services contract with the Company;

•	Serving in an executive capacity or as a director of a corporation on which the Company’s chairman or chief executive officer is a board member; or

•	Related to a member of management of the Company.

Stockholder’s Statement of Support

      The Laborers’ Pension Fund has submitted the following statement in support of the proposal:

The board of directors plays a critical role in determining a company’s long-term success. A board helps meet the challenge of maximizing long-term corporate value through those roles attributed to it by law and regulation. A board serves as management monitor, working to assemble a well-qualified senior management team. In conjunction with senior management, a board contributes to the development and implementation of a corporation’s competitive strategies, while also serving as the architect of an executive compensation plan that provides necessary incentives and rewards to accomplish long-term corporate success. The board of directors must operate independently of the corporation’s chief executive officer and senior management if it is to fulfill its duty to hire, oversee, compensate, and if necessary replace management. Independence has been referred to as “a director’s greatest virtue” (Robert Rock, Chair of National Association of Corporate Directors, “Directors and Boards,” Summer edition 1996) and we believe independent boards are better positioned to remove non-performing senior executives.

In order to best fulfill its responsibilities and ensure the corporation’s long-term success, we believe that at least two-thirds of a board’s members should be “independent” directors. The Company’s Board of Directors as presently composed does not meet the two-thirds independence standard. The Company currently has eight directors, including Ann B. Curtis, Peter Cartwright and Michael P. Polsky, who do not qualify as independent directors under the definition provided above. Ms. Curtis and Mr. Polsky [sic] are employed by the Company in an executive capacity. Mr. Polsky is employed by SkyGen Energy LLC, a wholly owned business unit of the Company, in an executive capacity.

As long-term shareholders, we believe an independent board best represents shareholders. Adoption of this resolution would encourage our company to work towards this goal. We urge your support for this resolution.

Board Statement in Opposition

      The Board of Directors recommends a vote against the adoption of this stockholder proposal.

      The Board of Directors currently consists of eight directors, five of whom are not now, and have not ever been, employees or officers of the Company. During the last year, Mr. Derr and Mr. Greenwald were elected to the Board of Directors and Mr. Polsky resigned, and no new non-independent individual was elected or appointed to the Board of Directors. The Nominating and Governance Committee, which was constituted by the Board of Directors on December 6, 2001, with the purpose of making recommendations regarding the size of the Board of Directors and to recruit and recommend candidates for election to the Board of Directors, is composed entirely of directors meeting the proposed criteria for “independence,” as are the Audit Committee and the Compensation Committee. Nomination to the Board of Directors requires the unanimous support of the Nominating and Governance Committee. The Board of Directors, and the Nominating and Governance Committee, remain committed to identifying and nominating for service outstanding individuals from the business, public and academic worlds who can make significant contributions to the Company and its Board of Directors and the Nominating and Governance Committee, which has engaged the services of an independent search firm to assist it, is currently engaged in identifying and screening potential candidates for nomination to the Board of Directors. Current members of the Board of Directors include academics, active and retired corporate executives, and persons prominent in public life and non-profit endeavors, as well as executive officers of the Company. The Board of Directors believes that its members have the breadth and depth of experience necessary to effectively guide the operations of the Company.

      While the Board of Directors’ goal is to be composed of a majority of independent directors, it believes that a rigid formula for make-up of the Board of Directors that would apply regardless of circumstances is inadvisable and impractical. There may be periods when, due to retirements or other resignations of directors in the ordinary course of business, the balance of “independent” and non-“independent” directors could change. Adequate time must be available to locate suitable nominees as replacements, and the proposal would not allow for such needs. This could result in instability on the Board of Directors and impediments to the business operations of the Company due to needless resignations and reappointments of directors or the appointment of directors simply to meet a quota. In addition, the executive officers of the Company serving on the Board of Directors, Mr. Cartwright, the Company’s Chairman and Chief Executive Officer, and Ms. Curtis, the Vice Chairman of the Board and an Executive Vice President of the Company, were involved in the founding of the Company. Mr. Stathakis, who serves as a Senior Advisor to the Company, has been a member of the Board of Directors since the Company’s initial public offering in 1996, contributing to the Company his wealth of financial, business and management experience. These individuals bring extraordinary expertise and commitment to Board of Directors, and the Board of Directors believes that their respective contributions are invaluable. Adoption of this stockholder proposal could result in the requirement that one of these directors resign, which the Board of Directors believes would be detrimental to the Company and its stockholders.

      Effective management of the Company requires expertise in all facets of the Company’s business. The Board of Directors believes that its current composition brings to the Company and its stockholders a diversity of experience, knowledge and skills that will enable the Company to continue to succeed. A rigid requirement regarding the composition of the Board of Directors will deprive stockholders of invaluable experience and contributions of current and potential directors and could contribute to instability of the Board of Directors to the detriment of the Company and it stockholders.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote “AGAINST” the proposal to set a goal requiring that at least two-thirds of the directors on the Board of Directors be “independent.”

PROPOSAL FIVE: STOCKHOLDER PROPOSAL REGARDING

RATIFICATION OF STOCKHOLDER RIGHTS PLAN

Background

      The United Association S&P 500 Index Fund (the “UA Index Fund”) has informed the Company that it intends to submit the following proposal at the 2002 Annual Meeting of Stockholders. The UA Index Fund has informed the Company that, as of December 10, 2001, it beneficially owned 20,514 shares of Common Stock. The UA Index Fund’s proposal states the following:

RESOLVED, that the shareholders of Calpine Corporation (hereinafter “the Company”) request the Board of Directors to redeem the shareholder rights plan that was adopted in 1997 unless such plan is approved by a majority vote of shareholders to be held as soon as may be practicable.

Stockholder’s Statement of Support

The UA Index Fund has submitted the following statement in support of the proposal:

In 1997 the Company’s Board of Directors adopted a shareholder rights plan, commonly known as a “poison pill”, without shareholder approval. This plan is an anti-takeover device that can adversely affect shareholder value by discouraging takeovers that could be beneficial to shareholders.

Poison pills, according to the book “Power and Accountability” by Neil Minow and Robert Monks: “amount to major de facto shifts of voting rights away from shareholders to management on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.”

Thus it is no surprise that the Shareholder Bill of Rights adopted by the Council of Institutional Investors, whose members represent nearly $2 trillion in benefit fund assets, calls for poison pills to be approved by shareholders before they take effect.

At a minimum, the shareholders of our Company should have the right to vote on the necessity of adopting such a powerful anti-takeover weapon. Therefore, your support for this proposal is respectfully sought.

Board Statement in Opposition

      The Board of Directors recommends a vote against the adoption of this stockholder proposal.

      The stockholder rights plan (the “Rights Plan”), which was initially adopted in 1997 and amended and restated in 2001, is not intended to, and will not, block an offer to acquire the Company which is fair, adequate and in the best interest of the Company and its stockholders. The primary purpose of the Rights Plan is to help the Board of Directors to maximize stockholder value in the event of a takeover attempt by encouraging negotiations with the Board of Directors and by giving the Board of Directors the opportunity to explore better alternatives.

      In adopting the Rights Plan, and in amending it in 2001, the Board of Directors carefully considered the limited purposes of the Rights Plan. The Rights Plan protects stockholders against coercive tactics that unfairly pressure stockholders, such as partial or two-tier offers, which may pressure stockholders to sell their shares for less than full value or which do not treat all stockholders equally. Creeping tender offers, through acquisitions of shares in the open market or privately negotiated transactions, could allow an acquirer to obtain control without paying a premium or offering fair value to all stockholders. The Rights Plan is designed to allow the Board of Directors to protect stockholders from such tactics by encouraging a potential acquirer to negotiate in good faith with the Board of Directors, which can then negotiate a more favorable transaction that is fair to all stockholders.

      The benefits to stockholders of a rights plan have been validated by studies, including a study by Georgeson and Company, Inc., released in November 1997. The Georgeson study found that premiums paid to target companies with rights plans were on average 8% higher than premiums paid to purchase target companies without rights plans. The Georgeson study also found that the presence of a rights plan did not increase the likelihood that a hostile takeover bid would be defeated or that a friendly bid would be withdrawn, and the takeover rate was similar for companies with and without rights plans.

      The Board of Directors continues to believe that the Rights Plan is important for the protection of the Company’s stockholders.

Recommendation of the Board of Directors

      The Board of Directors recommends that the stockholders vote “AGAINST” the proposal to require a stockholder vote on the Rights Plan.

PROPOSAL SIX: RATIFICATION OF APPOINTMENT OF

INDEPENDENT PUBLIC ACCOUNTANTS

      On March 22, 2002, the Board of Directors appointed the firm of Deloitte & Touche LLP to serve as the independent public accountants to audit the financial statements of the Company for the year ended December 31, 2002. Accordingly, a resolution will be presented at the 2002 Annual Meeting of Stockholders to ratify the appointment of Deloitte & Touche LLP. In the event that stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Board of Directors would reconsider such appointment. Even if the appointment is ratified, the Board of Directors in its discretion may direct the appointment of a different independent public accounting firm at anytime during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders. One or more representatives of Deloitte & Touche LLP are expected to be present at the 2002 Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

      The firm of Arthur Andersen LLP served as the independent public accountants for Company for the years ended December 31, 2001 and 2000. However, in view of recent developments relating to that firm, the Board of Directors, based on the recommendation of the Audit Committee, on March 22, 2002 determined that it was not in the best interest of the Company to reappoint Arthur Andersen LLP for the year ended December 31, 2002. The reports of Arthur Andersen LLP on the financial statements of the Company for the years ended December 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the period beginning on January 1, 2000, through March 29, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Arthur Andersen LLP would have caused that firm to make reference to the subject matter of the disagreement in connection with its report. One or more representatives of Arthur Andersen LLP are expected to be present at the 2002 Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

      Arthur Andersen LLP’s fees for performing the Company’s audit for the fiscal year ended December 31, 2001 were approximately $2,855,000, and its fees relating to the review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q were approximately $410,000.

Financial Information Systems Design and Implementation Fees

      The Company did not engage Arthur Andersen LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

All Other Fees

      The aggregate amount of fees billed by Arthur Andersen LLP for all services rendered during the fiscal year ended December 31, 2001, other than as described above under the heading “Audit Fees,” was approximately $8,472,000 of which approximately $5,365,000 consisted of tax compliance and tax consulting services.

      The Audit Committee considered whether the provision of the services under the headings “Financial Information Systems Design and Implementation Fees” and “All Other Fees” was compatible with maintaining Arthur Andersen’s independence.

Recommendation of the Board of Directors

      The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the year ending December 31, 2002.

OTHER MATTERS

      The Board of Directors does not know of any matters to be presented at the 2002 Annual Meeting of Stockholders other than those set forth in the Notice of Annual Meeting accompanying this Proxy Statement. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy intend to vote on such matters in accordance with their best judgment. This discretionary authority is granted by the execution of the enclosed form of proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common Stock as of December 31, 2001 by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table below and (iv) all executive officers and directors of the Company as a group.

	Number of Shares	Percentage of Shares
Name and Address of Beneficial Owner	Beneficially Owned(1)	Beneficially Owned(1)

Mellon Financial Corporation(2)	16,970,026	5.6%
One Mellon Center
Pittsburgh, PA 15258
Massachusetts Financial Services Company(3)	15,646,544	5.1%
500 Boylston Street
Boston, MA 02116
Peter Cartwright(4)	10,608,213	3.4%
Charles B. Clark, Jr.(5)	28,581	*
Ann B. Curtis(6)	2,128,698	*
Kenneth T. Derr(7)	10,336	*
Jeffrey E. Garten(8)	95,077	*
Gerald Greenwald(9)	6,863	*
Robert D. Kelly(10)	1,059,950	*
Thomas R. Mason(11)	185,091	*
Susan C. Schwab(12)	93,499	*
George J. Stathakis(13)	264,463	*
Ron Walter(14)	404,384	*
John O. Wilson(15)	160,881	*
All executive officers and directors as a group (12 persons)(16)	15,046,036	4.7%

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options or warrants or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within the next 60 days are deemed beneficially owned by the beneficial owner of such options, warrants or convertible securities and are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding as of December 31, 2001 was 305,643,352.

(2)	According to the Form 13G filed with the Securities and Exchange Commission, Mellon Financial Corporation possesses shared voting power over 670,085 shares and shared investment power over 610,915 shares.

(3)	According to the Schedule 13G filed with the Securities and Exchange Commission, Massachusetts Financial Services Co. possesses sole voting power over 15,631,341 shares and sole investment power over 15,646,544 shares.

(4)	Includes options to purchase 10,435,958 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2001 or within 60 days thereafter.

(5)	Includes options to purchase 13,132 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2001 or within 60 days thereafter.

(6)	Includes options to purchase 2,075,905 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2001 or within 60 days thereafter.

(7)	Includes options to purchase 5,336 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2001 or within 60 days thereafter.

(8)	Includes options to purchase 95,077 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2001 or within 60 days thereafter.

(9)	Includes options to purchase 6,863 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2001 or within 60 days thereafter.

(10)	Includes options to purchase 1,026,007 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2000 or within 60 days thereafter.

(11)	Includes options to purchase 145,849 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2001 or within 60 days thereafter.

(12)	Includes options to purchase 88,499 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2001 or within 60 days thereafter.

(13)	Includes options to purchase 240,463 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2001 or within 60 days thereafter.

(14)	Includes options to purchase 404,384 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2001 or within 60 days thereafter.

(15)	Includes options to purchase 160,881 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2001 or within 60 days thereafter.

(16)	Includes options to purchase 14,696,104 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 2001 or within 60 days thereafter.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      Set forth in the table below is a list of the Company’s executive officers serving as of December 31, 2001 who are not directors, together with certain biographical information.

Other Executive Officers

Name	Age	Position

Thomas R. Mason	58	Executive Vice President
Robert D. Kelly	44	Chief Financial Officer and Executive Vice President — Finance
Ron Walter	52	Senior Vice President — Business Development
Charles B. Clark, Jr.	54	Senior Vice President and Corporate Controller

      Thomas R. Mason has served as Executive Vice President since August 1999 and Senior Vice President from March 1999 until August 1999. Mr. Mason is responsible for managing the Company’s power plant construction and operations activities. From March 1995 to February 1999, prior to joining the Company, Mr. Mason was President and Chief Operating Officer of CalEnergy Operating Services Inc., a wholly owned subsidiary of MidAmerica Energy Holdings Company. He obtained a Master of Business Administration Degree from the University of Chicago in 1970 and a Bachelor of Science Degree in Electrical Engineering from Purdue University in 1966.

      Robert D. Kelly has served as Chief Financial Officer and Executive Vice President — Finance since March 2002, and as President — Calpine Finance Company since March 2001. Previously, Mr. Kelly served as the Company’s Senior Vice President — Finance from January 1998 to March 2002 and as Vice President, Finance from April 1994 to January 1998. Mr. Kelly’s responsibilities include all project and corporate finance activities. From 1992 to 1994, Mr. Kelly served as Director — Project Finance for the Company, and from 1991 to 1992, he served as Project Finance Manager. Prior to joining the Company, from 1990 to 1991, he was the Marketing Manager of Westinghouse Credit Corporation. From 1989 to 1990, Mr. Kelly was Vice President of Lloyds Bank PLC. From 1982 to 1989, Mr. Kelly was employed in various positions with The Bank of Nova Scotia. He obtained a Master of Business Administration Degree from Dalhousie University, Canada in 1980 and a Bachelor of Commerce Degree from Memorial University, Canada, in 1979.

      Ron Walter has served as the Company’s Senior Vice President — Business Development since January 1998 and Vice President, Geothermal Development from July 1990 to January 1998. Mr. Walter’s responsibilities include all business development activities and corporate and asset portfolio acquisitions. From 1984 to 1990, Mr. Walter served as Manager — Geothermal Projects for the Company. Prior to joining the Company, Mr. Walter served as Director of Sales — Geothermal of Gibbs & Hill, Inc. from 1983 to 1984, and as Senior Engineer of Gibbs & Hill, Inc. from 1982 to 1983. He obtained a Master of Science Degree in Mechanical Engineering from Oregon State University in 1976 and a Bachelor of Science Degree in Mechanical Engineering from the University of Nebraska in 1971.

      Charles B. Clark, Jr. has served as the Company’s Corporate Controller since May 1999 and as Director of Business Services for the Geysers from February 1999 to April 1999. He has also served as a Vice President of the Company since May 1999 until September 2001, and as a Senior Vice President of the Company since September 2001. Prior to joining the Company, Mr. Clark served as the Chief Financial Officer of Hobbs Group, LLC from March 1998 to November 1998. Mr. Clark also served as Senior Vice President — Finance and Administration of CNF Industries, Inc. from February 1997 to February 1998. He served as Vice President and Chief Financial Officer of Century Contractors West, Inc. from May 1988 to January 1997. Mr. Clark obtained a Master of Business Administration, with a concentration in Finance, from Harvard Graduate School of Business Administration in 1976 and a Bachelor of Science Degree in Mathematics from Duke University in 1969.

Summary of Cash and Certain Other Compensation

      The following table provides certain information concerning the compensation for services rendered to the Company in all capacities during each of the fiscal years ended December 31, 1999, 2000 and 2001 by the Company’s chief executive officer and each of the four other most highly-compensated executive officers of the Company in 2001 who were serving as executive officers as of December 31, 2001.

Summary Compensation Table

				Long-Term
				Compensation
	Annual Compensation
				Securities	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Underlying Options(1)	Compensation(2)

Peter Cartwright	2001	$994,462	$0	97,702	$37,787
Chairman of the Board,	2000	860,078	1,000,000	93,236	8,130
President and Chief	1999	575,004	833,756	4,000,000	8,130
Executive Officer
Ann B. Curtis	2001	472,116	0	39,257	5,100
Executive Vice President,	2000	383,655	400,000	92,932	4,800
Vice Chairman of the Board	1999	262,500	400,480	324,520	4,800
and Corporate Secretary
Thomas R. Mason(3)	2001	472,115	0	39,975	5,100
Executive Vice President	2000	393,271	400,000	93,302	4,800
	1999	219,241	305,320	160,000	4,800
Robert D. Kelly	2001	425,769	0	33,853	5,100
Chief Financial Officer and	2000	321,924	450,000	76,568	4,800
Executive Vice President —	1999	260,770	306,850	249,032	4,800
Finance
Ron Walter	2001	347,115	0	24,173	5,100
Senior Vice President —	2000	266,154	300,000	43,200	4,800
Business Development	1999	215,000	320,000	240,000	4,800

(1)	As described in the Executive Compensation Report, annual bonuses for services rendered in 2001 by executives at the level of Senior Vice President and above were paid in the form of stock option grants in lieu of cash. The stock options were granted in 2002 and are not reflected in this table.

(2)	In 2001, the Company made a contribution of $5,100 to the Company’s 401(k) plan for the account of each of the named executive officers and paid a premium of $32,687 on special life insurance policies maintained by the Company for the benefit of Mr. Cartwright.

(3)	Mr. Mason began his employment with the Company on March 29, 1999.

Stock Options

      The following table sets forth certain information concerning grants of stock options during the fiscal year ended December 31, 2001 to each of the executive officers named in the Summary Compensation Table above. The table also sets forth hypothetical gains or “option spreads” for the options at the end of their respective 10-year terms. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. No stock appreciation rights were granted during the fiscal year ended December 31, 2001.

Option Grants in Last Fiscal Year

	Individual Grants(1)					Potential Realizable Value at
						Assumed Annual Rates of Stock
	Options		Percentage of Total			Price Appreciation
	Granted		Options Granted to	Exercise		for Option Term(3)
	(No. of		Employees	Price per	Expiration
Name	Shares)		in Fiscal Year(2)	Share	Date	5%	10%

Peter Cartwright	1,796	(4)	*	$13.917	1/1/11	$97,128.15	$169,440.88
Peter Cartwright	31,736	(6)	1.0615%	$48.150	3/8/11	$960,673.88	$2,434,344.55
Peter Cartwright	64,170	(5)	2.1463%	$45.063	12/31/05	$798,428.08	$1,764,191.40
Ann B. Curtis	1,078	(4)	*	$13.917	1/1/11	$58,298.52	$101,702.27
Ann B. Curtis	29,028	(6)	*	$48.150	3/8/11	$878,700.58	$2,226,624.45
Ann B. Curtis	9,151	(5)	*	$45.063	12/31/05	$113,860.30	$25,583.54
Robert D. Kelly	719	(4)	*	$13.917	1/1/11	$38,883.71	$67,832.96
Robert D. Kelly	26,278	(6)	*	$48.150	3/8/11	$795,455.90	$2,015,682.69
Robert D. Kelly	6,827	(5)	*	$45.063	12/31/05	$84,944.19	$187,691.05
Robert D. Kelly	29	(7)	*	$44.500	3/1/11	$810.14	$2,055.27
Ron Walter	21,389	(6)	*	$48.150	3/8/11	$647,461.99	$1,640,666.61
Ron Walter	2,731	(5)	*	$45.063	12/31/05	$33,980.16	$75,081.92
Ron Walter	53	(7)	*	$36.000	8/1/11	$1,199.93	$3,040.86
Thomas R. Mason	1,796	(4)	*	$13.917	1/1/11	$97,128.15	$169,440.88
Thomas R. Mason	29,028	(6)	*	$48.150	3/8/11	$878,700.58	$2,226,624.45
Thomas R. Mason	9,151	(5)	*	$45.063	12/31/05	$113,860.30	$25,583.54

*	Less than one percent

(1)	Unless otherwise noted herein, the following applies to each option set forth in the table. Each option has a term of 10 years, subject to earlier termination upon the executive officer’s termination of service with the Company. Each option will become exercisable for 25% of the option shares upon the officer’s completion of each additional one year of service measured from the grant date. Each option will immediately become exercisable for all of the option shares (i) upon an acquisition of the Company by merger or asset sale unless the options are assumed by the successor corporation, or (ii) upon retirement of the executive officer at least 12 months after the option grant date, if the executive officer is at least 55 years of age at retirement and if the sum of the executive officer’s age and years of service at retirement is at least 70.

(2)	The Company granted options to purchase 3,008,541 shares of Common Stock during the fiscal year ended December 31, 2001.

(3)	The 5% and 10% assumed annual rates of compound stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or a projection by the Company of future stock prices.

(4)	These options were granted under the Salary Investment Option Grant Program under the 1996 Stock Incentive Plan. They each have a term of 10 years subject to earlier termination upon the executive officer’s termination of service with the Company. Each option vested pro rata on a monthly basis over the twelve calendar months of 2001.

(5)	These options were granted under the Discretionary Option Grant Program under the 1996 Stock Incentive Plan as part of a Management Incentive Plan bonus for 2000. They each have a term of five years subject to earlier termination upon the executive officer’s termination of service with the Company. The options vested on the date of grant.

(6)	These options were granted under the Discretionary Option Grant Program under the 1996 Stock Incentive Plan. They each have a term of ten years subject to earlier termination upon the executive officer’s termination of service with the Company. The options vest annually over four years.

(7)	These options were granted under the Discretionary Option Grant Program under the 1996 Stock Incentive Plan. They each have a term of ten years subject to earlier termination upon the executive officer’s termination of service with the Company. The options vested on the date of grant.

Stock Option Exercises and Holdings

      The following table sets forth certain information concerning the exercise of options during the fiscal year ended December 31, 2001, and the number of shares subject to exercisable and unexercisable stock options held as of December 31, 2001, by the executive officers named in the Summary Compensation Table above. No stock appreciation rights were exercised by such executive officers during the fiscal year ended December 31, 2001, and no stock appreciation rights were outstanding at the end of that year.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Options		Value of Unexercised
			at December 31, 2001		In-the-Money Options
			(No. of Shares)		at December 31, 2001(2)
	Shares Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter Cartwright	453,000	$18,891,187	10,135,958	2,240,444	$144,871,452	$20,470,619
Ann B. Curtis	470,000	$23,997,150	1,976,705	306,628	$29,999,125	$2,947,200
Robert D. Kelly	—	—	951,607	232,478	$13,767,382	$2,181,120
Ron Walter	1,176,752	$29,665,462	333,584	213,789	$4,471,600	$2,137,200
Thomas R. Mason	—	—	126,649	166,628	$1,059,358	$1,004,000

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for the shares.

(2)	Based upon the closing selling price ($16.79 per share) of the Common Stock on December 31, 2001, less the option exercise price payable per share.

Employment Agreements, Termination of Employment and Change In Control Arrangements

      The Company has entered into employment agreements with Mr. Cartwright, Ms. Curtis, Mr. Kelly, Mr. Mason and Mr. Walter. Each of the employment agreements expires during 2004 unless earlier terminated or subsequently extended. The employment agreements provide for the payment of a base salary, which is subject to periodic adjustment by the Board of Directors, annual bonuses under the Company’s bonus plans and participation in all benefit and equity plans. The employment agreements also provide for other employee benefits such as life insurance and health care, in addition to certain disability and death benefits. Severance benefits, including the acceleration of outstanding options, are also payable upon an involuntary termination or a termination following a change in control of the Company. Severance benefits are not be payable in the event that termination is for cause.

      Under the terms of the Incentive Plan, should the Company be acquired by merger or asset sale, then all outstanding options held by the chief executive officer and the other executive officers under the Incentive Plan will automatically accelerate and vest in full, except to the extent those options are to be assumed by the successor corporation. In addition, the Compensation Committee, as plan administrator of the Incentive Plan, has the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer or any other executive officer or any unvested shares of Common Stock acquired by such individual, in connection with the termination of that individual’s employment following (i) a merger or asset sale in which these options are assumed or are assigned or (ii) certain hostile changes in control of the Company. In addition, certain executive officers have existing employment agreements that provide for the acceleration of their options upon a termination of their employment following certain changes in control or ownership of the Company.

EXECUTIVE COMPENSATION REPORT

      The following Report of the Compensation Committee on Executive Compensation and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Report

      The Compensation Committee of the Board of Directors administers the Company’s compensation policies and programs. The Compensation Committee was established in 1996 following the Company’s initial public offering. The Compensation Committee (i) sets the cash compensation of the Chief Executive Officer, (ii) reviews the design, administration, and effectiveness of the cash compensation programs for other key executives and (iii) administers the Company’s stock incentive plans, approving stock option grants for executive officers and approving the size of the stock option grant pool for all employees. The Compensation Committee serves under a charter adopted by the Board of Directors and consists entirely of outside directors who have never served as officers of the Company.

Compensation Philosophy and Objectives

      The Company operates in the extremely competitive and rapidly changing power industry. The Compensation Committee believes that the compensation programs for executive officers of the Company should be designed to attract, motivate, and retain talented executives responsible for the success of the Company. These programs should be developed and implemented within a competitive framework and should take into account the achievement of overall financial results and individual contributions. Within this overall philosophy, the Compensation Committee’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of certain comparable companies with whom the Company competes for executive talent;

•	Provide annual variable incentive awards that take into account the Company’s overall financial performance relative to corporate objectives and individual contributions; and

•	Align the financial interests of executive officers with those of stockholders by providing significant long-term, equity-based incentives.

Compensation Components and Process

      The three major components of the Company’s executive officer compensation are: (i) base salary, (ii) annual variable incentive awards under the Annual Management Incentive Plan (the “MIP”) and (iii) long-term, equity-based incentive awards under the 1996 Stock Incentive Plan.

      The Compensation Committee determines executive officers’ compensation levels with the assistance of an independent consulting firm that furnishes the Compensation Committee with executive compensation data drawn from publicly available information on comparable companies.

      The positions of the Company’s Chief Executive Officer and executive officers are compared with those of their counterparts at comparable companies, and the market compensation levels for comparable positions are examined to determine base salary, target incentives, and total cash compensation. In addition, comparable companies’ practices concerning stock option grants are reviewed and compared.

      Base Salary. The base salary for each executive officer is determined at levels considered appropriate for comparable positions at comparable companies. The Company’s policy is to target base salary levels that are among the most competitive in the Company’s industry. Under the Salary Investment Option Grant Program in effect under the Company’s 1996 Stock Incentive Plan, the executive officers of the Company and other highly compensated employees may elect to have between $10,000 and $50,000 of their base salary invested each year in special option grants.

      Annual Variable Incentive Awards. To reinforce the attainment of Company goals, the Compensation Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. Under the MIP, the annual incentive pool for executive officers is determined on the basis of the Company’s achievement of the financial performance targets established at the beginning of the fiscal year and the executive’s individual contribution. The MIP requires that certain performance objectives be attained before any incentives are awarded. Once the threshold is reached, specific formulas are in place to calculate the actual incentive payment for each officer. A target is set for each executive officer based on targets for comparable positions at comparable companies. In 2001, the Company exceeded its performance objective with respect to earnings-per-share by approximately 63%. Awards paid reflected these results plus individual accomplishment of both corporate and functional objectives. The Compensation Committee exercised its discretion under the MIP by paying incentive awards for 2001 in a combination of cash and non-qualified stock options. In the case of each executive holding the title of Senior Vice President and above, 100% of the MIP awards were made in non-qualified stock options in lieu of cash.

      Long-Term, Equity-Based Incentive Awards. The goal of the Company’s long-term, equity-based incentive awards made under the Incentive Plan is to align the interests of executive officers with stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of long-term, equity-based incentives according to each executive’s position within the Company and sets the incentives at a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, and comparable awards made to individuals in similar positions with comparable companies. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

      CEO Compensation. The Company’s Chairman, President and Chief Executive Officer, Peter Cartwright, has an existing employment agreement with the Company which has a term of five years (ending December 31, 2004, unless extended). The base salary rate for Mr. Cartwright in 2001 was $1,000,000, effective as of January 1, 2001, an increase of $144,000 from his salary in 2000. The increase was determined by the Board of Directors based on Mr. Cartwright’s personal performance of his duties, his extensive industry experience and on salary levels paid to chief executive officers of comparable companies. In setting the compensation payable to Mr. Cartwright, a significant percentage of his total compensation was tied to Company performance and long-term stock price appreciation.

      Under the Salary Investment Option Grant Program under the Company’s Stock Incentive Plan, Mr. Cartwright elected to apply $50,000 of his salary to purchase stock options to purchase 1,794 shares of Common Stock. These stock options have an exercise price of $13.917 per share, a 10-year term, and vested pro rata on a monthly basis over the twelve calendar months of 2001.

MIP. Mr. Cartwright’s incentive award for 2001 under the MIP was based on the Company’s 2001 earnings per share relative to a pre-established target of $1.25, a target which was significantly exceeded. In place of the targeted $1,800,000 cash award that he would have received, the Compensation Committee in exercise of its discretion under the MIP in 2002, granted to Mr. Cartwright stock options to purchase 543,478 shares of Common Stock. The stock options have an exercise price of $7.64 per share (the market price of the Common Stock on the date of grant), a 3-year term, and were vested immediately upon grant. In 2001 as part of Mr. Cartwright’s incentive award under the MIP for 2000, the Compensation Committee approved a grant, made as of January 1, 2001, to Mr. Cartwright of a stock option to purchase 64,170 shares of Common Stock. The stock options have an exercise price of $45.06 per share and a 10-year term, and vest in equal annual installments over a 5-year period.

Long-Term, Equity-Based Incentive Awards. The Compensation Committee approved a grant that was made in February 2002 under the Company’s Stock Incentive Plan of a stock option to purchase 38,284 shares of Common Stock. The stock options have an exercise price of $7.64 per share (the market price of the Common Stock on the date of the grant), a 3-year term, and vest in equal annual installments over a 3-year period. The Compensation Committee selected a 3-year vesting schedule for this option grant to correspond with the remaining term of Mr. Cartwright’s employment agreement and to provide him with additional incentive to maximize the stock price during this term. The Compensation Committee also approved a grant to Mr. Cartwright that was made in March 2001 under the Company’s Stock Incentive Plan to purchase 31,736 shares of Common Stock. The stock options have an exercise price of $48.15 per share (the market price of the Common Stock on the date of the grant), a 10-year term, and vest in equal annual installments over a 4-year period.

In 1999, the Company had made a special grant to Mr. Cartwright of a stock option to purchase Common Stock, as more fully detailed in the Proxy Statement for the 2000 Annual Meeting of Stockholders. This grant was in consideration for Mr. Cartwright’s agreement to forgo for the remainder of the term of his employment agreement the right to receive regular option grants that he otherwise would be entitled to receive by reason of his right under his employment agreement to participate in the equity programs of the Company. Notwithstanding this agreement, the Compensation Committee, on its own initiative, determined to make additional stock option grants in view of the Company’s extraordinary performance in 2000 and 2001. Moreover, the actual compensation practices of comparable companies with whom the Company competes for executive talent have resulted in larger grants to comparable executives than were expected when the special grant was made in 1999.

      Compliance with Section 162(m) of the Internal Revenue Code. Under Section 162(m) of the Internal Revenue Code, the Company is not permitted to deduct for federal income tax purposes any compensation in excess of $1,000,000 paid to its Chief Executive Officer or to any of its four other most highly compensated executive officers, unless the compensation qualifies as performance-based compensation within the meaning of Section 162(m). In 2001, none of the compensation paid to the executive officers named in the Summary Compensation Table was nondeductible by reason of Section 162(m). Options granted under the Discretionary Option Grant Program of the 1996 Stock Incentive Plan, including the options granted as annual incentive awards under the MIP, qualify as performance-based compensation and are exempt from the deduction limit. Cash bonuses paid under the MIP, and options granted after May 18, 2000, under the Salary Investment Option Grant Program of the 1996 Stock Incentive Plan, are subject to the deduction limit. In order to maintain its current flexibility to adjust annual incentive payments to reflect business and individual performance, and to permit executive officers to invest a portion of their salary in additional stock options, the Compensation Committee does not presently intend to amend the MIP or the Salary Investment Option Grant Program to meet the requirements for exemption from the deduction limit. The Compensation Committee will continue to monitor the effect of the deduction limit on the Company’s net compensation costs, and will take appropriate action to address the limit if it is warranted.

      Submitted on behalf of the Compensation Committee of the Board of Directors.

Compensation Committee:

Jeffrey E. Garten (Chair)
Gerald Greenwald
Susan C. Schwab

AUDIT COMMITTEE REPORT

      The following Report of the Audit Committee and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Audit Committee Report

      The Audit Committee of the Board of Directors is primarily responsible for assisting the Board of Directors in carrying out its duties as they relate to the Company’s accounting policies, and its internal control and financial reporting practices. The Audit Committee was established in 1996 following the Company’s initial public offering. The Audit Committee serves under a charter adopted by the Board of Directors that specifies the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is attached as Appendix I to the 2001 Proxy Statement. The Audit Committee is comprised entirely of outside directors, each of whom is independent as defined by the rules of the New York Stock Exchange.

      As provided in the Audit Committee Charter, the Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. During the fiscal year ended December 31, 2001, the Audit Committee met ten times. The Audit Committee chairman, as representative of the Audit Committee, periodically discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer, its corporate controller and its independent auditors prior to public release.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Company’s independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing and concurred in the appointment of a new director of internal audit. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

      The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, both with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

      The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which has been filed with the Securities and Exchange Commission.

      Submitted on behalf of the Audit Committee of the Board of Directors.

Audit Committee:

John O. Wilson (Chair)
Kenneth T. Derr
Jeffrey E. Garten

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In June 1999, the Company made an interest-free, five-year loan to Thomas R. Mason, Executive Vice President of the Company, in a principal amount of $500,000, secured by a deed of trust on Mr. Mason’s residence. The loan was made to assist Mr. Mason on purchasing a new residence in connection with his relocation to a new principal place of work upon his beginning his employment with the Company. The entire balance of this loan is currently outstanding.

      In October 2000, the Company completed the acquisition of Northbrook, Illinois-based SkyGen Energy LLC (“SkyGen”) from Wisvest Corporation and Michael Polsky. Upon the completion of the acquisition, Mr. Polsky was appointed as a Class III Director of the Company and as Senior Vice President of the Company and the President of the Company’s SkyGen Energy LLC subsidiary (the “SkyGen Subsidiary”). Pursuant to the Stock and Note Purchase Agreement entered into in connection with the acquisition of SkyGen, the Company was obligated to make contingent payments to Mr. Polsky and two Polsky family trusts upon completion on or before July 31, 2003, of certain project development milestones with respect to each of 20 identified projects. The contingent payments were to equal $50,000 per megawatt of the maximum capacity of the applicable project if it were a combined-cycle project, or $37,500 per megawatt of the maximum capacity of the applicable project if it were a simple-cycle project. The maximum aggregate amount of all such contingent payments was $200,000,000. In addition, a development budget was allocated for each of the 20 identified projects and, to the extent that actual funds expended to achieve project development milestones with respect to a project were less than that project’s development budget, the excess of the development budget over the actual expenditures was payable to Mr. Polsky and the Polsky family trusts. On July 16, 2001, the Company exercised its option under the Stock and Note Purchase Agreement to accelerate all remaining contingent payments, and made payments totaling $162,871,696.80 to Mr. Polsky and the Polsky family trusts, in full satisfaction of all obligations of the Company under the Stock and Note Purchase Agreement. Simultaneously with the payments, Mr. Polsky resigned from the Company’s Board of Directors and from his positions as Senior Vice President of the Company and President of the SkyGen Subsidiary.

COMPLIANCE WITH SECTION 16(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by Commission regulations to furnish the Company with copies of all reports that they file under Section 16(a).

      Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 2001 with all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% beneficial owners.

STOCK PERFORMANCE GRAPH

      The following performance graph shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

      On September 20, 1996, the Company issued Common Stock in its initial public offering. The Common Stock trades on the New York Stock Exchange under the symbol “CPN.” The following graph compares for the period of December 31, 1996 through December 31, 2001, the total return on the Common Stock with the cumulative weighted average total return assuming reinvestment of dividends of (i) the Standard & Poor’s 500 Stock Index (“S&P 500”) and (ii) an index of comparable peer issuers (“Peer Group”) consisting of AES Corp. and Dynegy, Inc. In accordance with the rules of the Commission, the returns are indexed to a value of $100 at December 31, 1996 and the returns of each company in the Peer Group have been weighted according to their market capitalization as of the beginning of the period.

COMPARISON OF CUMULATIVE TOTAL EARNINGS

1996-2001 MEASUREMENT PERIOD

	Base
Company/Index	Period
Name	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

CALPINE	$100	$74.38	$126.25	$640.06	$1,802.68	$671.66

S&P 500	$100	133.36	171.47	207.56	188.66	166.24

PEER GROUP	$100	138.98	127.98	215.51	392.46	137.89

ANNUAL REPORT

      The Company’s 2001 Annual Report to Stockholders is being mailed to stockholders concurrently with this Proxy Statement and does not form a part of the proxy solicitation material.

      In December 2000, the Securities and Exchange Commission adopted new rules that permit brokers and banks that hold stock for the account of their customers to deliver a single annual report and proxy statement (as well as other shareholder communications from the issuer) to two or more stockholders who share the same address. If you and other residents at your mailing address own Common Stock through a broker or bank, you may have received only a single copy of this Proxy Statement and the 2001 Annual Report to Stockholders. Upon written or oral request to the Secretary of the Company, 50 West San Fernando Street, San Jose, California 95113, (408) 995-5115, the Company will delivery promptly a separate copy of the Proxy Statement and the 2001 Annual Report to Stockholders to any stockholder at a shared address to which a single copy of this Proxy Statement and the 2001 Annual Report to Stockholders was delivered.

      By written or oral request to the same address or phone number, a stockholder may notify the Company that the stockholder wishes to receive a separate annual report or proxy statement in the future. Your notice should include the name of your brokerage firm or bank and your account number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of the Proxy Statement and Annual Report at your address and would like to receive only one copy for your household, please contact your broker or bank.

      It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may refrain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Peter Cartwright
Chairman of the Board, President and
Chief Executive Officer

April 16, 2002

San Jose, California

CALPINE CORPORATION
50 WEST SAN FERNANDO STREET
SAN JOSE, CA 95113

VOTE BY INTERNET — www.proxvvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Calpine Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	CALPNE	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CALPINE CORPORATION

         Vote On Directors

1.	To elect two Class III Directors to the Board of Directors, each for a term of three years:

01) Peter Cartwright and 02) Susan C. Schwab

For All	Withhold All	For All Except

To withhold authority to vote, mark “For All Except” and write the nominees’s number on the line below.

         Vote On Proposals

2.	To act upon a proposal to amend the Company’s 1996 Stock Incentive Plan to increase the number of shares of the Company’s Common Stock available for grants of options and other stock-based awards under such plan;

For	Against	Abstain

3.	To act upon a proposal to amend the Company’s 2000 Employee Stock Purchase Plan to increase the number of shares of the Company’s Common Stock available for grants of purchase rights under such plan;

4.	To act upon a stockholder proposal regarding the composition of the Company’s Board of Directors.

5.	To act upon a stockholder proposal regarding the Company’s stockholder rights plan.

6.	To ratify the appointment of Deloitte & Touche LLP as independent accountants for the Company for the fiscal year ending December 31, 2002; and

7.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

For comments, please mark this box and note on the reverse side.

Please sign exactly as your name(s) appear on proxy. If held in joint tenancy, all persons must sign. Trustees, Administrators, etc., should include title and authority.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

From San Francisco Bay Area/San Jose

Follow Hwy 101 south to I-880, which becomes Hwy 17 south over the Santa Cruz Mountains. Exit Hwy 1 South (Watsonville/Monterey) from Hwy 17 and continue 9 miles south to the San Andreas/Larkin Valley Road exit. Turn right off the exit and follow San Andreas west to Seascape Blvd. Turn right on Seascape Blvd. and continue until it ends at Seascape Resort Drive. Lobby is to the left.

From Monterey Bay

Follow Hwy 1 north towards Santa Cruz. Exit Hwy 1 at the San Andreas/Larkin Valley Road exit. Turn right off the exit and follow San Andreas west to Seascape Blvd. Turn right on Seascape Blvd and continue until it ends at Seascape Resort Drive. Lobby is to the left.

From Sacramento Area

Follow Hwy 80 West to I-680 south, which becomes I-280 North. Exit at Hwy 17 south going over the Santa Cruz Mountains. Exit Hwy 1 South (Watsonville/Monterey) and continue 9 miles south to the San Andreas/Larkin Valley Road exit. Turn right off the exit and follow San Andreas west to Seascape Blvd. Turn right on Seascape Blvd. and continue until it ends at Seascape Resort Drive. Lobby is to the left.

         The undersigned appoints Peter Cartwright and Ann B. Curtis, and each of them, proxies with full power of substitution, to vote all the shares of common stock of Calpine Corporation that the undersigned may be entitled to vote at the 2002 Annual Meeting of Stockholders of Calpine Corporation, a Delaware corporation (the “Company”), to be held at Seascape Resort, located at One Seascape Boulevard, Aptos, California 95003, at 9:00 a.m., Pacific Daylight Time, on May 23, 2002, for the purpose of considering and voting upon the matters stated on the reverse side.

Comments:

(If you noted any comments above, please check the corresponding box on the reverse side.)